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                                                           EXHIBIT 99.17(b)(iii)

                            STAGECOACH FUNDS, INC.
                      C/O STAGECOACH SHAREHOLDER SERVICES
                                 P.O. BOX 7066
                         SAN FRANCISCO, CA 94120-7066

                    NOTICE OF SPECIAL SHAREHOLDERS MEETING
                          TO BE HELD ON MAY 29, 1998

TO INTERMEDIATE BOND FUND SHAREHOLDERS:

  NOTICE IS GIVEN THAT a Special Meeting of the Shareholders of the INTERMEDIATE BOND FUND (the "Bond Fund") of STAGECOACH FUNDS, INC. (the "Company") will be held at the offices of Stephens Inc. ("Stephens") 111 Center Street, Little Rock, Arkansas 72201 on May 29, 1998, at 2:00 p.m. (Central Time) to consider:

  ITEM 1. A proposal to approve an Agreement and Plan of Consolidation (the "Consolidation Agreement") providing for the transfer of the assets and liabilities of the Bond Fund to the Company's Short-Intermediate U.S. Government Income Fund (the "Government Fund") in exchange for shares of designated classes of the Government Fund.

  ITEM 2. Such other business as may properly come before the Special Meeting or any adjournment(s) thereof.

  The proposal is described in the attached Combined Proxy Statement/ Prospectus. THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE PROPOSAL.

  Shareholders of record as of the close of business on April 10, 1998, are entitled to notice of, and to vote at, the Special Meeting or any adjournment(s) thereof.

  SHAREHOLDERS ARE REQUESTED TO MARK, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE THE ACCOMPANYING PROXY CARD, WHICH IS BEING SOLICITED BY THE COMPANY'S BOARD OF DIRECTORS. THIS IS IMPORTANT TO ENSURE A QUORUM AT THE MEETING. PROXIES MAY BE REVOKED AT ANY TIME BEFORE THEY ARE EXERCISED BY SUBMITTING TO THE COMPANY A WRITTEN NOTICE OF REVOCATION OR A SUBSEQUENTLY EXECUTED PROXY OR BY ATTENDING THE MEETING AND VOTING IN PERSON.


April   , 1998
                                          _____________________________________
                                          Richard H. Blank, Jr.
                                          Chief Operating Officer,
                                          Secretary and Treasurer